Exhibit 99.2

Trading Under the Symbol: ISDR

Transcript of

Westmoreland Coal

First Quarter 2015 Investor Conference Call

April 24, 2015

Participants

Keith Alessi – Chief Executive Officer

Kevin Paprzycki – Chief Financial Officer and Treasurer

Analysts

David Gagliano – BMO Capital Markets

Lucas Pipes – Brean Capital

Mark Levin – BB&T Capital Markets

Matt Farwell – Imperial Capital

Michael – BMO Capital Markets

Jeff Gendell – Tontine Associates

Charles Fisher – LF Partners

Greg Venit – Morgan Stanley

Harrison Wreschner – Andalusian Capital Partners

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to Westmoreland Coal Company’s and Westmoreland Resource Partners, LP Investor Conference Call. At this time, all telephone participants are in a listen-only mode. Following the formal presentation instructions will be given for the question and answer session, which will be conducted by telephone. (Operator instructions.) As a reminder, this conference is being recorded today and a replay will be available as soon as practical on the Investor portion of the Westmoreland site through October 24, 2015.

Management’s remarks today may contain forward-looking statements based on the company’s projections, current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The company’s actual results may differ materially from the projections given and results discussed in any such forward-looking statements.

Any forward-looking statements we make or comment about future expectations are subject to business risks, which we’ve laid out for you in our press release today as well as our previous SEC filings. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and therefore you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.

Mr. Keith Alessi, Chief Executive Officer of Westmoreland Coal Company and Westmoreland Resource Partners, LP, will be delivering today’s remarks.

Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

Keith Alessi – Chief Executive Officer

Thank you. Joining me today from Ohio is Mr. Kevin Paprzycki, our CFO. We’re just wrapping up our Board meeting here in Ohio with our Board. We visited some of the Ohio operations yesterday and that’s where we’re calling from. The first quarter of 2015 is the first quarter that we had the MLP operation as well as the Buckingham operation and most of you remember we didn’t buy the Canadian operation until April 28th last year. So last year’s first quarter did not include any Canadian numbers. We’ll just be reaching our one year anniversary next week on that acquisition.

I’m happy to report that the new enterprises, both the Oxford business and the Buckingham business, are going extraordinarily well. Integration efforts are almost complete in both cases and numbers are coming in right where we expected them to be. It was a very good quarter both for the MLP and for the parent. Through all the years I’ve been here this is the closest I think we’ve ever hit a budget. We were within $75,000 for the quarter of where we expected to be, which on the size of this enterprise is getting pretty close.

We saw good results across the board. The diversification of our footprint, as I indicated in my press release comment, really paid off. Some operations were up a little, some were down a little but we fell right where we thought we would be and we are pleased with that, we see the rest of the year rolling out pretty much as we expected.

If you recall we just talked few weeks ago when we released guidance for the year as well as year-end 2014 results. We indicated we thought 2015 would be more back-end loaded than 2014 had been and some historical years. We continue to hold that point of view and we’re satisfied across the board with where we sit.

I want to talk about the MLP strategy a little bit and then one other comment before I turn it over to Kevin. We’re working diligently to start on our first drop down. I think you can expect that to happen sooner than later. We’re still shooting for something right around the mid-year point. We’re working through all the legal hurdles, accounting hurdles, regulation hurdles and filing public documents and what not, but I would expect certainly within the next several weeks to a month here that you’ll see something more detailed about the first drop down. We’ll certainly have conversations with you about that once we get that process underway.

Last conference call we had a number of conversations that spun off of it, and I want to be real specific with our shareholder group as to how we’re approaching this business and how we see our business and what we’re trying to accomplish. We maintain that our business model is different and that is largely due to our contracted long-term positions. We don’t view ourselves through the same prism as most coal companies. We recognize that we trade in the public market in sympathy with some of these sometime. I think as we begin our drop down strategy and as the business starts morphing more towards the MLP we’ll be trying to refine our message and speak to the MLP story more. As we sit here today there aren’t a lot of MLP units in the hands of the public. They’re mostly in the hands of Westmoreland and we certainly recognize the need to change that dynamic at the appropriate time and we’re prepared to do so.

But we feel we’re well positioned to start executing our formerly articulated MLP strategy and that’s about to happen. Our objective here is very clear, it is our intent to get the highest valuation for the cash flows of this company that the public market will give us and that was why we set ourselves up to go down the MLP path. That has not changed; it’s getting our cash flow valued at what we think is appropriate. We obviously don’t think we’re there yet. We believe it will take time as we begin executing the drop down strategy and as we increase our communication around that and we gain visibility and liquidity around that. So as always I just ask people to be patient because it’s one step before the other.

We’ve had quite a few conversations with folks who’ve suggested perhaps we should consider here in the short-term buying back stock and let me be explicit on this point as well. We believe that there are numerous attractive

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

and accretive opportunities for us to grow this business and we think that those opportunities are far more attractive at this point than purchasing our own stock. We think we can deliver more value by executing our strategy and bolting on accretive acquisitions.

So at this time we don’t believe that we want to deviate from that philosophy. However, and I want to be clear, if and when we changed our view on our ability to reinvest in the business or our ability to create accretive opportunities we’d absolutely consider buying back stock if we felt it were undervalued at that particular point in time, provided that it didn’t compromise liquidity or violate obviously any of our existing debt instruments.

So I think some people may have walked away with the impression we weren’t open to it or that we felt that the stock was fully priced. That wasn’t at all what our tone of comments was intended to reflect. We just think timing isn’t right because we think there are better opportunities in the marketplace today.

So let me turn it over to Kevin to give some of the financial highlights and then we’ll answer your questions.

Kevin Paprzycki – Chief Financial Officer and Treasurer

Thanks, Keith. Our Q1 ’15 adjusted EBITDA came in at $56 million. This is a strong quarter even though it was impacted by the outage and the continued outage of our Beulah customer as well as we saw some early hydro impacts up in Colstrip. Hydro really hits us usually in Q2 but we think the early run-off and the reduced snow pack should probably bode well for our generation this summer, or customer’s generation and deliveries. But these impacts were offset by favorable performance at our other mines and as we see the benefit of our larger operating portfolio we hit our numbers dead on.

Our Q1 ’15 net loss was $11.7 million. Over $8 million of that loss was driven by our share of the MLP, which did have some one-time transition cost restructuring charges and acquisition costs that hit in Q1.

As we’d indicated in previous calls the cash generation this year will be back-end loaded, but we did finish Q1 with over $53 million of cash and our operations generated over $10 million of cash flow after the regular amortization of capital leases. We also paid down our revolver and made our interest payments during the quarter. The Buckingham operation, for us, got off to a fantastic start in Q1 but we also used some cash flow there for the initial buildup of working capital; really just accounts receivable and inventory.

Shifting to the MLP’s Q1 results, Westmoreland Resource Partners generated EBITDA of $9.6 million in the first quarter of ’15 and that was a slight increase up from $9.2 million in Q1 of ’14, and we increased that EBITDA in the face of more challenging market conditions that we saw this year including the impact of some pretty severe flooding. Q1 2015 net loss for the MLP was pretty flat with Q1 ’14 and that included again $2 million of restructuring and acquisition charges in the first quarter of this year.

The MLP’s first quarter distributable cash flows came in at a little over $3.2 million, which is a nice start for this year, up from just under $2 million last year. The MLP did make about $3 million of severance related payments and we did pay around $3 million of annual royalties and prepaids, and that last $3 million we should get back over the remaining course of the year. So the cash balance on the MLP did decrease for those reasons down to a little over $2 million.

Overall for both organizations, the Westmoreland or the MLP, we see no change or update to our guidance. We’re operating right on the projections we published in February, and again as we discussed during the year-end call, we think the EBITDA this year will be back weighted and with a light cap ex spend in Q1 that cap ex will also increase over the back half of the year. But overall we were dead on our Q1 projections and no changes for our full year 2015.

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

With that, I’ll hand it back to Keith.

Keith Alessi – Chief Executive Officer

Let’s open it up for questions.

Operator

(Operator instructions.) Our first question comes from the line of David Gagliano with BMO Capital Markets.

<Q>: Just really quick on the acquisition strategy. I was wondering if you could first of all remind us again the size of the type of assets that you’re looking at and some of the dynamics or the parameters around the assets; surface, underground, mine-mouth that kind of thing and geographic as well? That’s my first question. And my second related question is, has that strategy or have your thoughts changed at all over the last few months with some of the transactions that have happened elsewhere?

Keith Alessi – Chief Executive Officer

Yes, our base acquisition target model is pretty close to our base business model, its mine-mouth or geographically advantaged. We look for contracted positions, high quality assets with high quality counterparties. I don’t think we’ve changed our thinking there. We’re not bound geography-wise. We don’t feel bound aboveground or underground and we don’t feel bound by size. Buckingham was a very small acquisition. It was a $34 million acquisition. When the day is said and done and everything is fully integrated, we believe that thing will end up being a 2, 2.5 multiple. We’ll do those kinds of transactions all day long. So size doesn’t matter. If there were something much larger we’d obviously look at it the share transaction with the doubling of our business. So it’s all about our perception of our ability to improve operations, to meld them into our operations and to buy them at attractive accretive valuations.

<Q>: And geographically? And presumably staying in North America such as given the structure, the MLP structure the same in the US or?

Keith Alessi – Chief Executive Officer

Yes, I think that’s a fair statement. We think there is plenty there. We haven’t looked outside of North America.

Operator

Our next question is from Lucas Pipes with Brean Capital.

<Q>: My first question would be on Keith, your earlier comments that when you indicated maybe more of the MLP ought to go into public hands. Could you elaborate on how or what would have to happen for that to take place? And then also from there I recognized that the MLP still has a higher cost of debt, how do you think about the refinancing effect?

Keith Alessi – Chief Executive Officer

Those are two great questions. Obviously to get more units into the public hands would require either secondary offering down at the MLP level, which is one possibility, or the offering of units that Westmoreland would hold particularly after the next drop. We would evaluate both of those and we would look at both of those with an idea towards reducing the capital cost down at the MLP. The issue with the MLP today, it’s not an issue but it’s very small, it’s the law of small numbers. We have no scale there yet because we haven’t dropped any meaningful EBITDA down. We don’t have any meaningful liquidity. So it’s not trading based on a market metric.

You would be drawing wrong conclusions to look at the daily price of it and try to extrapolate it out into a normal MLP model. So we’ve got to get those metrics right. We’ll do that by making a meaningful drop, either raising equity or selling some of our units to create liquidity and all that should translate to setting us up to refinance the

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

MLP at more market driven number. And over time we’d expect the capital cost there to drop, but the debt price at the MLP today is reflective of its very small size and we recognized that, that was intended—not intended, but that’s what it took to get that deal done and now we will make that right as we move forward.

<Q>: To follow up on the drop schedule, you’ve been pretty clear about something mid-year, this year. Could you remind us kind of from there on out what you would think would be a good schedule for future drops.

Keith Alessi – Chief Executive Officer

I think we will drop at a rate—and of course it could be one large drop, it could be several small drops, something in between. I think our MLP Board is committed to delivering to the market a growth profile that they’ll find attractive. So we’ll make a drop and then continue to drop in order to grow it at an attractive rate and an attractive rate would be a low teen’s rate I would think.

<Q>: And then maybe my last question for Kevin. Kevin, you mentioned in your prepared remarks no change to full year guidance. Could you remind us maybe about how you see the seasonality playing out over the course of this year that we can all kind of model this out? And then in terms of the breakdown between Canada and to US and then also the MLP, where would you guide us in terms of the contribution to the consolidated EBITDA?

Kevin Paprzycki – Chief Financial Officer and Treasurer

I think in terms of the breakdown and contribution the MLP is still right on its guidance and that was basically we guided a little bit lower tonnage number and lower EBITDA and lower cap ex. But it was basically, we had a solid I think 1.2 coverage ratio in DCF. That guidance hasn’t changed. And then I think we’re still looking at pretty close to a 50/50 split between the US and Canada. So I don’t think anything has changed in our proportions.

In terms of the quarters, it’s going to be back weighted. I think it’s going to be back weighted more towards Q4. I think we’ll see an increase in Q3 and probably a stronger increase in Q4 as summer months warm up and we get to see—as we are able to executing our cap ex spend, I think you’ll see a little bit heavier cap ex in Q3 but the cash flows, just the EBITDA and the cap ex are both back weighted this year.

Operator

Our next question comes from Mark Levin with BB&T Capital Markets.

<Q>: Just a couple of very quick questions. First related to working capital, can you maybe comment a little bit about the working capital during the quarter and then how you expect that to look as the year rolls on?

Kevin Paprzycki – Chief Financial Officer and Treasurer

Two pieces, nothing really drove other than timing and deliveries, but we did see a little increase overall in AR at the end of the quarter, which we’ve since collected and is turned into cash, and that’s just throughout our normal operations. But I think there’s probably about a—I think it’s somewhere between $12 million and $15 million of working capital build that we put into Buckingham in the first quarter just building up the, funding the operations and allow them to build up the receivables until the cash flow started coming in. And like I said, they’re off to a great start but we did have some use of cash there in Q1.

<Q>: And then back to Lucas’ question regarding seasonality, as you kind of think about the year going forward I guess you kind of laid out Q2, Q3, Q4 but in terms of Canada and how to think about that going forward from a seasonality perspective, does Q1 tend to be worse than the other quarters? Does it tend to be in line with other quarters? So, just trying to get a handle of how to think about the Canadian operations on an ongoing perspective from seasonality?

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

Keith Alessi – Chief Executive Officer

Let me make a comment and then Kevin can give a little more color. One thing when we look at Canada, historically Canada had a four million tonne export mine and we’ve dialed that mine back substantially in light of Newcastle pricing. So where it would have impacted a Q1 much heavier than normal, that kind of flattened out. So there was a little bit more seasonality in Q1 driven by high prices in export historically and higher tonnages on export.

A year ago we were selling tonnes; not us, but Sherritt when they owned the asset would have sold maybe a million tonnes at probably $80 to $85. This year we delayed some shipments out of Q1, we only sold less than 0.5 million tonnes and it would have been down in the $60s. So that distorted the revenue historically towards more of perhaps the Q4, Q1 profile. That dynamic is changing now that’s likely to be a flatter profile. So I would comment that because I know some people have looked at historical and trying to extrapolate since we don’t guide by quarter. But I’ll let Kevin talk about how you should view it going forward.

Kevin Paprzycki – Chief Financial Officer and Treasurer

Remember that Q1 of ’14, we reported on a pro forma basis for Canada was an incredible weather quarter and the polar vortex is going on, it was just a really strong generation quarter. I think that was probably more abnormal. I think US is going to be light in Q2 and heavy in Q3 with customer shutdowns, all their maintenance occurring in Q2 and then air-conditioning driven generation in Q3, and Canada is probably one quarter behind that. They do lot of their maintenance and their light quarter is going to be in Q3 and they’re going to be heavy in Q4. So I think what that leads to is both of us having a decent Q1 as you saw this quarter and a very strong Q4.

<Q>: And just one last strategic question, Keith, as you look at sort of the opportunity set in front of you, mine-mouth opportunities in particular, utility stranded assets, what have you, can you maybe talk about the specific subset of potential mine-mouth opportunities that may be out there as you look at M&A?

Keith Alessi – Chief Executive Officer

It’s mine-mouth and geographically advantaged. There are some mines that aren’t exactly mine-mouth, but they have a dominant position within their geography and have the transportation advantage that we like to see. I can tell you without divulging confidentiality; we have probably more opportunities on our plate today than at any point in our time here. We’ve never had more than one deal we were looking at, at any one time. And we are being presented with multiple opportunities and it’s really a function of prioritizing for us as to which ones we do the deepest diligence on and get the highest involvement in.

So of course as you well know when you look at doing deals, you’re not the only guy looking at the deal and so it’s hard to handicap it. So I can’t give you a probability of when and how something might happen, but I can tell you we have our hands full looking at things and many of them are what I would consider to be very attractive.

Operator

(Operator instructions.) Our next question comes from the line of Matt Farwell with Imperial Capital.

<Q>: A lot of my questions have been answered, but you did talk about acquisition opportunities that are significantly more attractive than your stock. The way I calculated your stock has a pretty attractive free cash flow yield of anywhere between 15% and 20% if you look at your guidance. And then if you look at the— I am not trying to put words in your mouth, but if you look at the transaction costs and execution risks associated with acquisition, can you just further qualify your statement about the attractiveness of these potential opportunities relative to your stock? And also one other thing, could you also talk about any issues you would have with financing those transactions given the covenants in your debt?

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

Keith Alessi – Chief Executive Officer

Well, I’ll answer your questions backwards. No, we think that anything we’re looking at we’d be able to do under the facilities we’ve got in place. Secondly, and I appreciate your analysis there on the stock, there is a practical issue which is under our existing debt instruments we can’t buyback stock. So it’s a moot point. We’d have to redo certain of our debts in order to do it, so it’s not on the table today.

Secondly, we’re very proud of the fact that we’ve gotten two upgrades in the agencies over the last three years. Stripping cash if we had it and if we could out to buy our stock would not be a positive event in their eyes and we think at a time when we’re getting our MLP up and running and while we have acquisitions on the table, it’s not a prudent course at this time. If you can buy companies at low single digit multiples and finance them, as we have been able to do with debt, we have not issued any meaningful amount of equity as part of our acquisition activity. Those returns, albeit that they have execution risks, are higher than buying our stock back at this point. So it’s an academic question because of the restraints of the instruments we have in place. But on a philosophical basis I have no issue with considering it when the math works, and certainly operational risk would factor into the math risk.

<Q>: You also talked about the export mine. Could you just give us an idea of what the cost structure is at that mine in the current environment?

Keith Alessi – Chief Executive Officer

Yes, it’s going to probably do a couple million tonnes this year in sales, all in with exchange rate, Newcastle pricing, take or pay provisions, this that or the other. It’s baked into our math that probably a mid-teens loss on a cash flow basis.

<Q>: And then one other question on the derivatives, there was an add that you backed out the derivative gain from EBITDA. Was that all related to ROVA?

Kevin Paprzycki – Chief Financial Officer and Treasurer

It’s all related to ROVA, it’s just the mark-to-market on that power price hedge, stock prices go up we’re going to have gains—or, sorry, power prices go up, we’re going to have a gain, power prices go down we’re going to take a loss on that derivate but it’s 100% that instrument, Matt.

Keith Alessi – Chief Executive Officer

And that instrument plays out over the life of the contract. It won’t have any cash effect, it’s just going be these quarterly fluctuations based on market, but cash wise the whole thing clears out, neutralizes by ‘18.

Operator

Our next question is from Jeff Gendell with Tontine Associates.

<Q>: Keith, I just couldn’t get to the computers, so I figured the call on the phone. I have a question. As you look at the snow pack and everything that’s going on up in the Northwest there seems to be very dire forecasts for this summer and the availability of power. Can you just walk us through how that would work for you if there are multiple needs for delivery of coal and the profitability and the amount of tons that could be?

Keith Alessi – Chief Executive Officer

That’s good question, Jeff. I mean we keep the good close eye on that as well. What happened this year is they brought down some of the reservoirs early to do some maintenance on them. So we saw some hydro we didn’t normally see in Q1. The plant that gets impacted the most by hydro is Colstrip. So if there is to be a weak hydro season, and I don’t have any wood to knock on here, we actually cheer for a weak hydro season.

<Q>: They are already talking about that the snow has already melted and the snowpack is down 85% from that.

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

Keith Alessi – Chief Executive Officer

Yes, that’s what we see too, but we had a call like this about a year ago and then they got slammed with rain, so I’m not going to claim victory yet, but it would show up in late Q2, Q3 it would be at Colstrip. And incremental tons at Colstrip are probably $7 incremental tons.

<Q>: $7 of EBITDA per ton?

Keith Alessi – Chief Executive Officer

On an incremental basis. That’s not the profitability of the mine but as incremental tons given fixed costs.

<Q>: So how many tons would that be, given some of the forecast for running everything full out this summer.

Keith Alessi – Chief Executive Officer

I can’t give you that number. We could speculate on it, I mean—

<Q>: No, I’m just looking for a magnitude, if it’s just like an extra 300,000 tons, or could it be 1 million, 1.5 million tonnes? I mean I’m just looking for totally magnitude.

Keith Alessi – Chief Executive Officer

It’s probably hundreds of thousands of tons. For it to be a million or more tons would be pretty epic. It depends how long this would drag out too, right?

<Q>: Right.

Keith Alessi – Chief Executive Officer

And then how the owners at Colstrip might chose to do their outages and come back online. We’ve seen million ton upticks, but there’s been so many changes in the dynamics of the power market out west since we last had a really low hydro season, I’m really reluctant to guess because there is a lot more wind out there now, there’s more gas out there.

<Q>: I was just curious about magnitude, so it’s hundreds of thousands of tons.

Keith Alessi – Chief Executive Officer

Jeff, I could be conservative here but it’s been about five, six years since we had a really bad hydro year. So we don’t know how much displacement of these alternative sources would impact Colstrip.

<Q>: Is there anything new going on at Beulah or you’re replacement miner at Beulah? Has that all been resolved or not yet?

Keith Alessi – Chief Executive Officer

That’s all going forward. We’re going to downsize the operation and service the Lewis and Clarke facility and that’s all on schedule.

<Q>: Does NACCo have a mine source yet there?

Keith Alessi – Chief Executive Officer

Yes.

<Q>: They do have a mine source.

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

Operator

Our next question is from Michael Salshutz with BMO Capital Markets.

<Q>: I appreciate all the color, a lot of my question have been answered. Just around the Canadian operations, can you give a little more color around sort of what you think the impact of the FX might have been and what kind of tonnage impacts roughly might have been tied to weather? Because I realized you didn’t break it out separately, because you didn’t own the assets but I think investors would be interested in kind of get a little more feel around maybe managing some of the drivers there if that’s possible.

Kevin Paprzycki – Chief Financial Officer and Treasurer

I think the average FX rate, Mike, was pretty much like right around that, that high $1.25 plus or minus that was consistent with our guidance. So we really didn’t see, compared to our guidance, our internal model, we didn’t see much impact of FX on our EBITDA.

<Q>: Right, I mean, sort of year-over-year, I understand you didn’t own the assets, but obviously if you look at the year. And LTM basis and again I know it’s all pro forma since you didn’t own the assets in the first quarter last year, but we sort of used an LTM pro forma as we did in terms of marketing.

Kevin Paprzycki – Chief Financial Officer and Treasurer

I think FX, its back to our guidance. So it was $1.10 versus $1.25 this year. We said it was, that’s roughly $1 million for each penny of FX change, so I still think we’re on pace for year-on-year $14 million to $15 million impact and we probably year-on-year was probably couple of million dollars in Q1.

<Q>: And then in terms like tonnage, do you have, is there possibility of any sense of what’s the tonnage might have looked like this year versus last year just based on the data you have, rough numbers? Because last year was obviously a very high tonnage, right, you kind of had a very high tonnage in the first quarter last year?

Kevin Paprzycki – Chief Financial Officer and Treasurer

I’m guessing it was somewhere between 0.5 million and 1 million tonnes down just in Q1 from last year and again that was an incredibly favorable weather quarter last year.

<Q>: Then I guess the other, the international, the export would be the other piece right in terms of things are a lot tougher this year?

Keith Alessi – Chief Executive Officer

Yes, that was probably 600,000 tonnes.

<Q>: The difference from $80 to $60 right in terms of realized cash.

Keith Alessi – Chief Executive Officer

Yes.

<Q>: In terms of just the financials, when you file a 10-Q, will you be breaking out sort of pro forma WMLP separately from the parent company, what kind of disclosures should people expect in Q4?

Kevin Paprzycki – Chief Financial Officer and Treasurer

WMLP will have its own Q.

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

<Q>: Right with the parent, I mean, will we have to separate ourselves? In other words just try to get the parent separate from that MLP.

Kevin Paprzycki – Chief Financial Officer and Treasurer

We will build out the MLP as a separate segment. I guess just say, we already have built it out you’ll see those numbers just as it was a separate segment just like the difference between US and Canada.

<Q>: And in terms of 10-Q, when do you expect to file that?

Kevin Paprzycki – Chief Financial Officer and Treasurer

It will probably go next week sometime. We’ve always prided ourselves in the past couple of years in filing the day we released our earnings, but we’ve had to do a little bit better coordination with the MLP but the team is doing a great job and it will be out soon next week.

Operator

Our next question is from Charles Fisher with LF Partners.

<Q>: I wanted to just go back on this buyback issue maybe to help explain to folks on the call and for my help. So Keith, clearly you and Kevin understand the math, I know you do, we talked about it, of the attractiveness of buying shares back. So there is no question that you understand that in a world where you couldn’t do acquisitions that the buyback would be a hell of an opportunity. But I think what is helpful is this. Look, the company should do, $25 million, $50 million, and $75 million of buyback. And assuming the stock was at least 50% undervalued in my opinion, the company would make between an extra $20 million to $30 million of potential, call it profit, if we bought the shares back cheaply.

But if we did that we might lose the opportunity of doing a $200 million acquisition or a couple of $200 million acquisitions over the next couple of years in which the profit loss could be couple of hundred million dollars when you actually run it through the model. Am I missing something there, because that’s the way I’m thinking about this issue?

Keith Alessi – Chief Executive Officer

That’s exactly how we’re thinking about the issue. Now, if I were sitting on a stack of $200 million in cash and had the ability to buy back stock and didn’t think I had those kinds of opportunities, yes, we’d absolutely execute on a strategy like that. But your math is the math we look at.

<Q>: Exactly, and the way I got comfortable with this is, look we can all do the buyback but let’s not buyback $50 million worth of stock and then have a hiccup with the financing agencies, with our banking side or somewhere else when then we want to do the big $200 million to $300 million, $150 million deal and either we pay an extra 1% or 2% in interest costs or somehow we precluded ourselves in doing the deal. So it would be short-term, it would look good. We’d make $20 million but we might lose three $200 million deals over the next three years if we don’t play our cards in a way that the opportunities are out there right now.

Keith Alessi – Chief Executive Officer

That’s right and we’re not going to try to gimmick our way into a stock price here. We’re managing to get ultimate valuation creation through valuation of our cash flows, our ability to strategically identify and acquire companies at attractive multiples and improve their operations. That’s how we create value. And as we continue to do that and do it at multiples we think we can get rewarded with it if we can continue to demonstrate it, we think that’s a far better path to value.

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

<Q>: Exactly. Then look, Keith, you’ve been in private equity for a big chunk for your career and you understand the math, there is no question. I have complete faith in your view and Kevin’s ability to do the math and I understand that at some point when the acquisition stream is not this type of quality in terms of the numbers and the economics that you are fully comfortable turning this into a financial engineering creation. Am I missing anything there? I mean you would have no trouble if the acquisitions weren’t there and were all done than to really knock down share count assuming that the price is the right number and to create all sorts of value that way. Am I missing anything there?

Keith Alessi – Chief Executive Officer

Absolutely, it’s all about creating value and there are multiple paths to do it. I would love nothing more than to be able to open the kimono fully and let everybody know everything that we’re up to, but you can’t. And I know people get inpatient at times and frustrated because we get beat up and down in the marketplace with the rest of the industry and that’s just the way it is. But we’re not losing track of what it is we’re trying to get done. We’re patient and we think it will play out just fine.

Operator

The next question is from Greg Venit with Morgan Stanley.

<Q>: If you look at the marketplace right now for MLPs that are resource related, coal related, if you look at like Rhino or Natural Resource Partners or Alliance I guess are some of the ones when you guys are going to be telling your story. A lot of these companies have been cutting back their dividends lately or their distributions. Is Westmoreland Partners, are you going to differentiate yourselves and explain that you are a different story compared to them.

Keith Alessi – Chief Executive Officer

Absolutely. Rhino’s model’s nothing like ours and NRP is nothing like ours, even Alliance’s is different than ours, they’re a very well run operation. We have the advantage of visible drop down stream of assets that represents growth. We have contracted positions. Those will be what we’ll be coming to market with, and our demonstrated ability to feed the pipeline. So, yes, we absolutely intend to distinguish ourselves from that universe that you mentioned and we intend to differentiate ourselves from the oil and gas guys who’ve seen volume drop precipitously with the collapse in commodity prices. We believe that there is a higher level of predictability over a longer period of time due to our contracted position. That’s our strategic advantage; that’s where our message is going to be.

<Q>: What’s the yield for Westmoreland partners right now? Is it $0.80 a share that you’re talking about initially coming out with?

Keith Alessi – Chief Executive Officer

Yes, but I think that the yields based on today’s unit price isn’t particularly meaningful because there’s so little liquidity that price fluctuates pretty dramatically if 5,000 units trade or 10,000 units trade. There is not enough liquidity in there where that’s being driven by a market metric yet. That’s why we have to provide liquidity. So it would be wrong to compare WMLP today with any of those other MLPs in the marketplace because they’ve got plenty of liquidity and research behind them and lots of cash flows. We’re sitting on these very low numbers. We haven’t really launched the thing fully yet. So we’ll settle into the market where we deserve to be and hopefully that’s at a better place than some of those guys.

<Q>: From a tax point of view, when you transfer an asset from the parent company and you move it to the MLP, is that considered a sale of the asset when you transfer into the MLP?

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

Kevin Paprzycki – Chief Financial Officer and Treasurer

It depends on what you get back, and I think it’s to the extent you take back units it could create a tax consequence. But in our situation the tax consequence is going to be mitigated by all the NOLs we have plus our Indian coal tax credit. So basically I don’t think we’re looking at any kind of tax consequences as we begin dropping assets in.

<Q>: Kevin, you’re going to have many years of being able to do this with accreting book— you have a negative book value now. Your book value is going to start building as you do this because you won’t be paying taxes, is that correct?

Kevin Paprzycki – Chief Financial Officer and Treasurer

That’s correct, and obviously if we’re successful in continuing to grow the business many years could become sooner rather than later.

<Q>: These are tax credits that you earned in previous years? Did they bring back the tax credit for Indian American coal?

Kevin Paprzycki – Chief Financial Officer and Treasurer

I think it’s in the process of moving through Congress. I don’t think it’s actually been brought to the floor yet, but I think it was introduced. So it’s in that process. Ideally it will get renewed and it will get renewed for a longer period of time allowing us to put a monetization back in place.

<Q>: So, would that be an asset that would also go into an MLP where the unit holders might get a credit also?

Keith Alessi – Chief Executive Officer

We haven’t really played it out that far yet, but we will certainly get the proper advice and the proper people to be as efficient tax wise as possible in these structures.

<Q>: As far as the management team, if anybody is new on this call, you guys say what you mean and you do what you say. You guys are AAA rated as far as a management team executing on everything that you said, if anybody is new to the call and doesn’t know this.

Keith Alessi – Chief Executive Officer

Thanks, your check will be showing up tomorrow.

<Q>: Keith, I’m just kind of always curious, the seller side of the market right now. You said you have all these opportunities and I guess you probably have to be careful, but the motivation of the sellers out there, are they considered distressed in that they have to give up? Are you being presented the family jewels or are you being presented property that they’re just trying to raise some liquidity?

Keith Alessi – Chief Executive Officer

It’s all over, it’s all over the spectrum, and some are just orphaned assets or non-core. It’s a tough business. If you’re not committed to it, you shouldn’t be in it. And, but some are distressed assets. Sometimes distressed isn’t good. We pass on assets that you’d characterize sometimes as distressed because maybe they’re distressed because they’re just bad assets.

<Q>: One final question, I listened to Peabody’s call yesterday, I think it was yesterday, and I think they’re talking about an MLP, too. Are you familiar with that? So if you look at their set of assets within the MLP and you look at your set of assets how you would compare them?

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Trading Under the Symbol: ISDR	Transcript: Westmoreland Coal First Quarter 2015 Investor Conference Call April 24, 2015

Keith Alessi – Chief Executive Officer

I don’t know that I know their assets well enough. I don’t know how many of the characteristics their assets have that our assets have, so I’m probably not the best person to know it, the answer to that question. But it certainly makes sense if they’re of the caliber of the kind of assets we have.

Could we take last one question because management is up against a hard stop here in a little bit?

Operator

Our next question is from Michael Cohen with Andalusian Capital Partners.

<Q>: Keith, this is actually Harrison from Andalusian Capital. Just a quick question, obviously you said you don’t want open the whole kimono in terms of going through this great acquisition pipeline, but I guess is it more constrained would you say—I’m trying to think about how to think about sizing it and scaling it to a certain extent and how big that opportunity is, is it more constrained in some ways by capital or is it also just execution? I mean, you can’t do a deal a month or a deal every quarter, how can we think about kind of timing and limitations around doing deals?

Keith Alessi – Chief Executive Officer

All deals are opportunistic and you do them when they’re available and when you can get them. While I said there’s a pipeline, I don’t want to confuse people. The pipeline is a competitive pipeline. It’s not like these are exclusive deals that only we get to look at. So you might have to look at four and participate in four to get one, so the timing is driven by when it shows up and when you got the right price and when you got the right seller and all those other things.

I don’t feel constrained at this point by operations. I should comment Kemmerer, when we did that in 2012, within 30 days we were on a glide path of doubling EBITDA. When we did Canada, we got our new glide path in place in Canada within 90 days. We’ve owned Buckingham for 118 to 120 days and it’s already where we need it to be, Oxford the same. We’ve not only been able to identify good acquisitions, but we integrate them fast, so it’s not like we’re sitting here overwhelmed with what we’re doing. I don’t consider the timing of them to be a constraint from management’s ability to execute. It will be driven by the deals. If they show up, we could go 0-for-everything here. I can’t know that, but I’m not constrained in my mind at this point.

<Q>: That’s helpful; I appreciate it. Thank you so much for the time.

Keith Alessi – Chief Executive Officer

We’ll be back in I guess about 90 days, sometime in July, to chat about Q2 and by then of course we’re going to have a whole lot more to talk about in terms of recasting guidance based on dropdowns and anything else that might happen or be announced during that timeframe.

Operator

At this point I’d like to turn the call back over to Mr. Keith Alessi for any closing remarks you may have.

Keith Alessi – Chief Executive Officer

No that’s it. That’s, I think, everything I’ve got to say today. Thanks.

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